Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

First Business Financial Services, Inc.:

We consent to the use of our reports dated March 7, 2014, with respect to the consolidated balance sheets of First Business Financial Services, Inc. and subsidiaries as of December 31, 2013 and 2012, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for the years then ended, and the effectiveness of internal control over financial reporting as of December 31, 2013, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Chicago, Illinois
July 8, 2014